UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PCTEL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	471 BRIGHTON DRIVE	77-0364943
(state or other jurisdiction of incorporation or organization)	BLOOMINGDALE, ILLINOIS 60108 (address of principal executive offices)	(I.R.S. employer identification number)

EMPLOYEE STOCK PURCHASE PLAN

(full title of plan)

MARTIN H. SINGER

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

PCTEL, INC.

471 BRIGHTON DRIVE

BLOOMINGDALE, IL 60108

(630) 372-6800

(name, address, and telephone number of agent for service)

copies to:

GARY I. LEVENSTEIN, ESQ.

DAVID R. BROWN, ESQ.

UNGARETTI & HARRIS LLP

70 W. MADISON ST., SUITE 3500

CHICAGO, IL 60602

(312) 977-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	MAXIMUM AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock ($0.001 par value) to be issued under Employee Stock Purchase Plan	750,000	$7.59(1)	$5,692,500	$733.20

(1)	The offering price of $7.59 per share is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of PCTEL, Inc. common stock as reported in the consolidated reporting system of the NASDAQ Global Select Market on August 8, 2014, which was $7.59.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PCTEL, Inc.’s (“we” or the “Company”) Registration Statement on Form S-8/S-3 as filed with the Securities and Exchange Commission (the “Commission”) on April 17, 2000 (File No. 333-34910), Registration Statement on Form S-8 as filed with the Commission on May 30, 2001 (File No. 333-61926), our Registration Statement on Form S-8 as filed with the Commission on February 4, 2002 (File No. 333-82120), our Registration Statement on Form S-8 as filed with the Commission on February 14, 2003 (File No. 333-103233), and our Registration Statement on Form S-8 as filed with the Commission on February 9, 2004 (File No. 333-112621), collectively referred to as the “Prior Form S-8s,” are incorporated herein by reference. Unless otherwise specified, capitalized terms herein shall have the meanings ascribed to them in the Prior Form S-8s.

On June 11, 2014, our stockholders approved the amendment and restatement of our Employee Stock Purchase Plan (previously known as the “1998 Employee Stock Purchase Plan, amended and restated as of March 16, 2007”) (the “ESPP”) to, among other things, increase the number of shares of our common stock authorized for issuance under the ESPP by 750,000. Accordingly, we are hereby registering an additional 750,000 shares of our common stock under this Registration Statement, all of which are reserved for issuance under the ESPP as so amended and restated. Under the prior Form S-8s, we previously registered a total of 750,000 shares of our common stock for issuance under the ESPP.

We will provide the documents containing the information required by Part I of Form S-8 to ESPP participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. We are not filing such documents with the Commission, but these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this Registration Statement the information we have filed with the Commission. This means that we can disclose important information by referring to those documents. All documents that we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We hereby incorporate by reference the following documents that we have already filed with the SEC, as well as any filings that we will make with the SEC in the future, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 13, 2014;

•	Our Current Report on Form 8-K filed on April 25, 2014;

•	Our Definitive Proxy Statement on Schedule 14A filed on April 30, 2014, as supplemented with an amendment on Schedule 14A filed on April 30, 2014;

•	Our Current Report on Form 8-K filed on May 7, 2014;

•	Our Quarterly Report on Form 10-Q filed on May 8, 2014;

•	Our Specialized Disclosure Report on Form SD filed on June 2, 2014;

•	Our Current Report on Form 8-K filed on June 16, 2014;

•	Our Current Report on Form 8-K filed on July 30, 2014;

•	Our Quarterly Report on Form 10-Q filed on August 11, 2014; and

•	The description of our common stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A filed August 23, 1999 pursuant to Section 12(g) of the Exchange Act.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders,

•	acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.

The limitations of liability do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements primarily provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and expenses, including attorneys’ fees incurred by the director, executive officer or controller in any action or proceeding, including any action by or in the right of the Company, arising out of the person’s services as a director, executive officer or controller of us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us under the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.	EXEMPTIONS FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description

5.1	Opinion of Ungaretti & Harris LLP

10.1*	Employee Stock Purchase Plan, as amended and restated June 11, 2014

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Ungaretti & Harris LLP (contained in Exhibit 5.1)

24.1	Power of Attorney

*	Incorporated by reference from Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed April 30, 2014.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomingdale, Illinois, on this 14th day of August, 2014.

PCTEL, INC.

By:	/s/ Martin H. Singer
Martin H. Singer
Chairman of the Board and Chief Executive Officer